Exhibit 99.1
For Immediate Release

Contact:	Jerry Daly, Carol McCune
Daly Gray Public Relations
(Media)
jerry@dalygray.com
(703) 435-6293
PALM BEACH, Fla., September 9, 2010 — Chatham Lodging Trust (NYSE:CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium-branded select-service hotels, today announced that Dennis M. Craven has been appointed as its new executive vice president and chief financial officer, effective September 9, 2010. Craven replaces Julio E. Morales, who will remain with the company in a transition capacity for 30 days.
Craven previously served as executive vice president and chief financial officer of Innkeepers USA Trust, a NYSE-listed hotel REIT, from March 2006 until the acquisition of Innkeepers by an affiliate of Apollo Investment Corporation in June 2007. Following the acquisition, he continued to serve as chief financial officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tenn., and served as senior vice president and chief accounting officer of Independent Bank in Memphis. Prior to that, he served as vice president and controller, and later vice president and chief accounting officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London.
About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns 10 hotels with an aggregate of 1,248 rooms/suites and has three additional hotels under contract to purchase. Additional information about Chatham may be found at http://www.chathamlodgingtrust.com/.
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.